Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board and Management Board

Merus B.V.:

We consent to the use of our report dated September 4, 2015, with respect to the statements of financial position of Merus B.V. as of December 31, 2014, December 31, 2013 and January 1, 2013 and the related statements of profit and loss and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Rotterdam, The Netherlands

October 19, 2015